Exhibit 99.1

Bellerophon Provides Clinical Program Update and Reports Full-Year 2021 Financial Results

WARREN, N.J., March 31, 2022 – Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company focused on developing treatments for cardiopulmonary diseases, today provided a clinical program update and reported financial results for the year ended December 31, 2021.

“The development of our INOpulse® inhaled nitric oxide therapy platform remains our foremost priority, in order to address the significant unmet needs in fibrotic interstitial lung disease, or fILD, and pulmonary hypertension associated with sarcoidosis, or PH-Sarc,” said Naseem Amin, M.D., Chairman of Bellerophon’s Board of Directors. “Late in 2021, we were pleased to report positive top-line results from our Phase 2 proof-of-concept study of INOpulse in PH-Sarc, demonstrating that iNO provided a clinically meaningful reduction in pulmonary vascular resistance. We are working with our steering committee of pulmonary disease experts to assess next steps for our PH-Sarc program, including the design of a follow-up Phase 2b study to evaluate the longer-term benefits of iNO in this disease area. With our fILD program, our pivotal Phase 3 REBUILD study is continuing to enroll and we look forward to providing additional updates on the status of this clinical trial in the coming months. Our balance sheet, with $24.7 million in cash and cash equivalents, provides us with continued resources to advance our late-stage development programs.”

Clinical Program Highlights:

fILD

●	REBUILD Phase 3 Study: In December 2020, Bellerophon announced that the first patient had been enrolled in its Phase 3 REBUILD registrational study of INOpulse for the treatment of fILD. The REBUILD study plans to enroll 300 fILD patients who will be treated with either INOpulse at a dose of iNO45 or placebo. The primary endpoint is change in moderate to vigorous physical activity (MVPA). If approved, INOpulse would become the first therapy to treat a broad fILD population that includes patients at low-, intermediate- and high-risk of pulmonary hypertension.

The Phase 3 program builds on positive top-line results from the Company’s previously reported Phase 2 studies for INOpulse for the treatment of fILD. Acute treatment with INOpulse showed benefit in multiple cardiopulmonary parameters, including pulmonary vascular resistance, which improved by 21%, and mean pulmonary arterial pressure, which improved by 12%. Chronic treatment with INOpulse at a dose of iNO45 assessed over four months showed an average improvement in MVPA of 20% as compared to placebo. The improvements in MVPA were supported by benefits in overall activity, as well as two patient reported questionnaires, the University of California, San Diego Shortness of Breath Questionnaire and the St. George’s Respiratory Questionnaire.

Pulmonary Hypertension-Sarcoidosis (PH-Sarc)

●	Phase 2 Clinical Study: In December 2021, Bellerophon reported positive top-line data from the completed Phase 2 dose escalation study of INOpulse evaluating the acute hemodynamic benefit of INOpulse via right heart catheterization for the treatment of pulmonary hypertension associated with sarcoidosis (PH-Sarc). PH-Sarc is an unmet medical need with no approved therapies, and a median survival of approximately five years after diagnosis. The Phase 2 trial was designed as a proof-of-concept study to determine if iNO could demonstrate hemodynamic benefit in PH-Sarc.

All eight subjects demonstrated decreases in mean pulmonary arterial pressure (mPAP) and pulmonary vascular resistance (PVR) across the doses of INOpulse utilized in the study. The dose of iNO45 (45 mcg/kg IBW/hr) resulted in a median drop of 20% (-54% to +22%) in PVR, compared to a median baseline PVR of 329 dyne/cm.sec-5; a reduction of 20% or more in PVR is generally considered to be clinically meaningful. Along with the improvements in PVR, mPAP decreased by a median of 6-10% across the doses of iNO30 to iNO125, compared to a median baseline mPAP of 37.2 mmHg. No treatment-emergent adverse events (TEAEs) or serious adverse events (TESAEs) occurred during the acute hemodynamic dose escalation phase of the study.

Corporate Update:

●	In January 2022, the Company presented at the H.C. Wainwright 2022 Conference.

2021 Year End Financial Results:

For the year ended December 31, 2021, the Company reported a net loss of $17.8 million, or $(1.87) per share, compared to net loss of $24.7 million, or $(3.17) per share, in the year ended December 31, 2020.

Net loss for the year ended December 31, 2021 included an income of $0.6 million due to a change in fair value of the Company’s common stock warrant liability, as compared to an expense of $0.3 million in the year ended December 31, 2020.

Research and development expenses for the year ended December 31, 2021 were $13.0 million, compared to $17.9 million in the year ended December 31, 2020. The decrease was primarily attributable to the decrease in expenses related to the discontinuation of the COVID-19 trial in 2021.

General and administrative expenses for the year ended December 31, 2021 were $7.1 million, compared to $8.4 million for the year ended December 31, 2020. The decrease was primarily due to reduced consulting and labor costs.

Balance Sheet
As of December 31, 2021, the Company had cash and cash equivalents of $24.7 million, compared to cash and cash equivalents of $47.6 million at December 31, 2020.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties relating to INOpulse®, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts
LifeSci Advisors:
Brian Ritchie
(212) 915-2578
britchie@lifesciadvisors.com

Bellerophon Therapeutics, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$24,736	$47,557
Restricted cash	103	103
Prepaid expenses and other current assets	620	420
Total current assets	25,459	48,080
Restricted cash, non-current	300	300
Right of use assets, net	863	1,504
Property and equipment, net	67	169
Other non-current assets	186	186
Total assets	$26,875	$50,239
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,192	$3,725
Accrued research and development	1,397	3,699
Accrued expenses	1,711	2,305
Current portion of operating lease liabilities	752	704
Total current liabilities	5,052	10,433
Long term operating lease liabilities	203	956
Common stock warrant liability	1	601
Total liabilities	5,256	11,990

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share; 200,000,000 shares authorized and 9,545,451 and 9,491,111 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	95	95
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized, zero shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	253,771	252,645
Accumulated deficit	(232,247)	(214,491)
Total stockholders' equity	21,619	38,249
Total liabilities and stockholders' equity	$26,875	$50,239

Bellerophon Therapeutics, Inc.

Consolidated Statement of Operations and Comprehensive Loss

(Amounts in thousands, except share and per share data)

	Year Ended
	December 31,
	2021	2020
Operating expenses:
Research and development	$13,015	$17,890
General and administrative	7,146	8,386
Total operating expenses	20,161	26,276
Loss from operations	(20,161)	(26,276)
Change in fair value of common stock warrant liability	600	(327)
Warrant amendment charge	—	—
Interest income and financing expenses, net	5	(250)
Pre-tax loss	(19,556)	(26,853)
Income tax benefit	1,800	2,125
Net loss and comprehensive loss	$(17,756)	$(24,728)
Weighted average shares outstanding:
Basic	9,502,793	7,797,130
Diluted	9,502,793	7,797,130
Net loss per share:
Basic	$(1.87)	$(3.17)
Diluted	$(1.87)	$(3.17)